                                                                    EXHIBIT 2.12

                       [Unofficial English Translation]

(LOGO) B A N K  H A P O A L I M
THE BUSINESS DIVISION
THE MAIN MANAGEMENT
THE BUSINESS BRANCH
23 MENACHEM BEGIN STREET, TEL AVIV, 66183
DATE: MARCH 24, 2009

For the attention of:
TEFRON LTD.

Dear Sir/ Madam,

             RE: YOUR COVENANT DOCUMENT TO US, DATED APRIL 22, 2004

Whereas             In the Covenant document which you signed in our favor on
                    April 22, 2004 (hereinafter: "THE COVENANT DOCUMENT"), you committed to us, INTER ALIA, that the ratio between the
                    total of your debts and obligations to us and to Israel
                    Discount Bank Ltd. versus the EBITDA, would not exceed 9.5
                    (nine and a half), based on your consolidated financial
                    statements (hereinafter: "THE SAID COVENANT");

And whereas         You have informed us that you will not meet the Said
                    Covenant in reports pursuant to your financial statements
                    with regard to the third quarter of 2008 and pursuant to
                    your annual financial statements for 2008, and you have
                    asked us, notwithstanding the foregoing, not to exercise our rights pursuant to the said Covenant Document;

And whereas         We wish to inform you that we consent, on a one-time basis, not to take any measures against you following the breach of the Said Covenant, subject to the situation whereby the Said
                    Covenant is complied by you commencing from the financial
                    statements as of March 31, 2009 and thereafter, and that no other cause shall be established for us to declare your
                    debts to us to be immediately due and payable;

Except as aforesaid, there shall be no change in the Covenant Document and in the Said Covenant.

Our consent, as set forth above, is subject to your obtaining an identical consent from Israel Discount Bank Ltd. and from Bank Leumi LeIsrael Ltd.

Sincerely yours,

Bank Hapoalim Ltd.
Main Management

         /s/ R. Heiner                      /s/ A. Solomon - Caplan
         -------------                      -----------------------
         R. HEINER                          A. SOLOMON - CAPLAN